Exhibit 4.2

Description of Securities

General

The following description of the common shares, without par value (the “common shares”) and preference shares, without par value (the “preference shares”) of Nicholas Financial, Inc. (the “Company,” “we,” “us,” and “our”) summarizes material rights of our common shares and preference shares, as contained in our Notice of Articles and Articles and any amendments thereto. This summary is not a complete description of the rights associated with our common shares and preference shares. For more detailed information, please see the forms of our Notice of Articles and Articles, which are incorporated as exhibits to this Annual Report on Form 10-K.  In the discussion below, “BCBCA” means the Business Corporations Act (British Columbia), as amended.

Share Capital

The Company’s authorized share capital consists of 50,000,000 common shares and 5,000,000 preference shares, issuable in series. Our common shares are listed on the NASDAQ under the symbol “NICK.”

Common Shares

The shareholders of the Company are entitled to one vote for each common share on all matters to be voted on by the shareholders, except matters that relate only to the class of preference shares, and each shareholder does not have cumulative voting rights. Accordingly, the holders of a majority of the common shares entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose.  A plurality of total votes cast (i.e., a simple majority) is required for the election of directors.   At least three-quarters of the votes cast is required to pass a special resolution at a meeting of shareholders; otherwise, an ordinary resolution passed by a simple majority of the votes cast is sufficient.  At a meeting of shareholders, the following business is special business requiring a special resolution, except as otherwise noted:

(1)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(2)	at an annual general meeting, all business is special business except for the following:

(a)	business relating to the conduct of or voting at the meeting;
(b)	consideration of any financial statements of the Company presented to the meeting;

(c)	consideration of any reports of the directors or auditor;

(d)	the setting or changing of the number of directors;

(e)	the election or appointment of directors;

(f)	the appointment of an auditor;

(g)	the setting of the remuneration of an auditor;

(h)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(i)	any other business which, under the Company’s Articles or the BCBCA, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

Our Articles provide for each director to serve three-year terms, and the Company’s board of directors is currently divided into three separate staggered terms of directors. Shareholders of the Company are not entitled to cumulative voting in the election of directors. Each common share is equal to every other common share, and all common shares participate equally on liquidation, dissolution or winding up of our Company, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding up our affairs after the Company has paid out its liabilities and subject to the preference of any then outstanding preference shares. There are no limitations on the right of nonresident or foreign owners of the common shares to hold or vote the common shares. All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held and the shareholders are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for such purpose, and subject to any rights applicable to the then outstanding preference shares, to receive pro rata the remaining property of the Company upon dissolution. No common shares have been issued subject to call or assessment. Holders of common shares have no pre-emptive rights, conversion rights, redemption rights, or sinking fund provisions applicable to the common shares.  The rights, preferences and privileges of the common shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preference shares which we may issue in the future.

Preference Shares

Our Articles permit the issuance of preference shares in one or more series having the preferences, rights, conditions, restrictions, limitations and prohibitions determined by the board of directors in accordance with the Articles.  There are currently no outstanding preference shares.

Dividend Policy

We have neither declared nor paid any dividends on our outstanding common shares since our inception and we do not anticipate that we will do so in the foreseeable future. The declaration of dividends on any class of shares is within the discretion of the board of directors, subject to the BCBCA out of legally available funds, and will depend on the assessment of, among other factors, earnings, capital requirements and our operating and financial condition. At the present time, anticipated capital requirements are such that we intend to follow a policy of retaining earnings in order to finance the further development of the business.

Indemnification

Subject to the BCBCA, the Company must indemnify a director, former director or alternate director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Company.  The Company may indemnify any person under our Articles.  We may, and do, maintain a policy of insurance for the benefit of directors, officers and employees against liability incurred by such individual acting in their capacity as a director, officer or employee.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

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if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our Articles;

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if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our Articles;

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if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

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in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, the Supreme Court of British Columbia may, on application of our company or an eligible party:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;
•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;
•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or
•	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

Under the BCBCA, the Articles may affect our power or obligation to give an indemnity or pay expenses to the extent that the Articles prohibit giving the indemnity or paying the expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the BCBCA.

We believe that the foregoing policies and provisions of our Articles are necessary to attract and retain qualified officers and directors. Insofar as indemnification for liabilities arising under the applicable securities legislation may be permitted with respect to our directors, officers or persons controlling the registrant pursuant to the foregoing provisions.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the BCBCA and will be governed by the final adjudication of such issue.

Limitations on Shareholder Proposals

Under the BCBCA, shareholder proposals may be made by registered or beneficial owners of shares entitled to vote at general meetings of shareholders who have been the registered or beneficial owner of such shares for an uninterrupted period of at least two years before the date of signing of the proposal, and who together in the aggregate constitute at least 1% of the issued shares that carry on the right to vote at general meetings or have a fair market value of shares in excess of CAD$2,000. Those registered or beneficial holders must, alongside the proposal, submit and sign a declaration providing the requisite information under the BCBCA. To be a valid proposal, the proposal must be submitted at least three months before the anniversary of the previous year’s annual reference date.

Requisitioning of Meetings of Shareholders

Our Articles provide that special shareholder meetings for any purpose may generally only be called by our board of directors. However, the BCBCA does contain provisions for shareholders holding at least 5% of the total issued and outstanding shares to requisition shareholder meetings. Upon receiving a shareholder requisition stating in 1,000 words or less the business to be transacted, the directors must send notice of a general meeting to be held within four months from the date the requisition was received to transact the business stated in the requisition. If the directors do not send the notice of meeting within 21 days after the date the requisition was received, then the requisitioning shareholders may send notice of the general meeting to be held to transact the business stated in the requisition. These provisions could have the effect of delaying or discouraging stockholder actions that are favored by a majority of our outstanding voting stock.

Anti-Takeover Provisions

Issuance of Shares

Our Articles authorize us to issue further common shares upon resolution of our board of directors. Shareholder approval is not necessary to issue our common shares. Issuance of these common shares could have the effect of making it more difficult and more expensive for a person or group to acquire control of us, and could effectively be used as an anti-takeover device.

In addition, the Articles permit the board of directors to: (1) create one or more classes or series of shares, or if none of the shares of a class or series of shares are issued, eliminate that class or series of shares, (2) increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue, (3) subdivide all or any unissued or fully paid issued shares by way of a stock dividend, (4) change any of its unissued or fully paid issued shares without par value into shares with par value, (5) alter the identifying names of any of its shares, or (6) otherwise alter its shares or authorized share capital when required or permitted to do so by BCBCA. Any of these powers could be used to make it more difficult for a third party to acquire the Company, or to discourage a third party from acquiring the Company.

Size of Board of Directors, Staggered Terms and Removal of Directors

Our Articles provide that:

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the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors, but must consist of not less than five (5), nor more than eleven (11) directors at any time;

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each of the directors ceases to hold office immediately before the third annual general meeting after their election or appointment as a director, but are eligible for re-election or re-appointment; and

•	vacancies on our board of directors, however the vacancy occurs, may be filled by a majority of directors then in office, even though less than a quorum.

As permitted under the BCBCA and the Articles, the board of directors may also be enlarged by the appointment of additional directors only by the then current board of directors, and is limited to up to one-third of the number of directors previously elected or appointed by the shareholders.

The staggered terms of election of the directors, the limitations on the removal and appointment of directors, and the filling of casual vacancies, could have the effect of making it more difficult for a third party to acquire the Company, or of discouraging a third party from acquiring the Company.